EXHIBIT 99.1

Ocwen Financial Corporation®

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
David J. Gunter
Executive Vice President & Chief Financial Officer
T: (561) 682-8367
E: David.Gunter@Ocwen.com

Ocwen Financial Corporation Announces the Completion of Its Common Stock Offering

WEST PALM BEACH, Fla., August 18, 2009 -- Ocwen Financial Corporation (“Ocwen”) (NYSE: OCN), announced today the completion of its public offering of 32,200,000 shares of common stock, which includes 4,200,000 shares of common stock purchased by the underwriters pursuant to the full exercise of the over-allotment option.

The net proceeds to Ocwen from the common stock offering are approximately $275.3 million after deducting underwriting discounts but before estimated offering expenses. Ocwen intends to use the net proceeds for general corporate purposes, including without limitation, acquisitions and working capital.

J.P. Morgan Securities Inc., Barclays Capital Inc. and Wells Fargo Securities, LLC acted as joint book-running managers for the common stock offering. Piper Jaffray & Co. and Keefe, Bruyette & Woods, Inc. acted as co-managers.

A registration statement for the offering to which this communication relates was previously filed with and declared effective by the U.S. Securities and Exchange Commission (the “SEC”). Copies of the prospectus supplement and the accompanying prospectus may be obtained for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies may be obtained from J.P. Morgan Securities Inc., Attn: Prospectus Department, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245 (phone 718-242-8002), Barclays Capital Inc., c/o Broadridge Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York, 11717; barclaysprospectus@broadridge.com (phone 888-603-5847) or Wells Fargo Securities, LLC, 375 Park Avenue, New York, NY 10152-4077; equity.syndicate@wachovia.com (phone 800-326-5897).

This press release does not constitute an offer to sell or the solicitation of an offer to buy any common stock, nor will there be any sale of common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ocwen:

Ocwen Financial Corporation is a leading provider of residential and commercial loan servicing, special servicing and asset management services. Ocwen is headquartered in West Palm Beach, Florida with offices in California, the District of Columbia, Florida, Georgia and New York and global operations in India and Uruguay.